Silgan
Holdings Inc.

Exhibit 99.1

SILGAN DECLARES QUARTERLY DIVIDEND

STAMFORD, CT, May 7, 2024 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, announced today that its Board of Directors declared a quarterly cash dividend on its common stock. The Board of Directors approved a $0.19 per share quarterly cash dividend payable on June 17, 2024 to the holders of record of common stock of the Company on June 3, 2024. With this dividend payment, the Company will have paid a quarterly cash dividend on its common stock, which it has increased every year, for eighty-one consecutive quarters since 2004.
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Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.0 billion in 2023. Silgan operates 106 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187